Exhibit 11.       Statement of Computation of Per Share Earnings

PATIENT INFOSYSTEMS, INC.

                                                       Three Months Ended                Nine Months Ended
                                                          September 30,                    September 30,
                                                      2000             1999             2000            1999
                                                      ----             ----             ----            ----

Net loss                                       $ (1,510,767)    $ (1,882,535)    $ (4,774,044)   $ (5,639,150)
                                               -------------    -------------    -------------   -------------
Convertible preferred stock dividends               (22,500)            -             (595,000)          -

Net loss attributable to common shareholders   $ (1,533,267)    $ (1,882,535)    $ (5,369,044)   $ (5,639,150)
                                               -------------    -------------    -------------   -------------
Weighted average common shares                    8,209,040        8,033,400        8,106,779       8,030,003
                                               -------------    -------------    -------------   -------------
Net loss per share - Basic and diluted        $       (0.19)    $      (0.23)    $      (0.66)   $      (0.70)
                                              ==============    =============    =============   =============
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